EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces Second Quarter of 2020 Earnings Results

Conference Call on Tuesday, August 11, 2020 at 4pm ET

RESTON, Va., August 10, 2020 (GLOBE NEWSWIRE) -- Lightbridge Corporation (NASDAQ: LTBR), an advanced nuclear fuel technology company, today announced financial results for the second quarter ended June 30, 2020, as well as the Company's corporate progress and other meaningful developments.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We continue to execute in accordance with our strategy and vision for commercializing Lightbridge Fuel™. In June, we commenced work under the Cooperative Research and Development Agreement (CRADA) with Battelle Energy Alliance, LLC, the operating contractor of Idaho National Laboratory (INL), in collaboration with the U.S. Department of Energy (DOE). Our focus over the 12 months of this agreement is to collaborate with the expert team at INL to develop a pathway to perform critical material irradiation testing in a US test reactor.

“In addition, we continue to expand our intellectual property portfolio as we advance towards commercialization. In the second quarter, we received a Decision to Grant from the Japan Patent Office (JPO) for a patent related to a Lightbridge metallic fuel assembly design for use in CANDU-type reactors. We also received patents from the Australian Patent Office and the Eurasian Patent Office for our innovative nuclear fuel assemblies. In addition to the inherent economic and safety benefits, Lightbridge Fuel™ enables longer refueling cycles, which is key to extending the life of existing plants. We believe that a strong patent portfolio will help establish and sustain leadership in key global markets.

“We continue to take the necessary steps towards validating our technology, proving that Lightbridge Fuel™ will be the solution that will significantly improve the economics and safety profile of both existing reactors and small modular reactors (SMR). This will generate significant value to our shareholders and sizable benefit to society, providing economical, clean energy around the world,” concluded Mr. Grae.

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Financial Highlights

The Company maintains a strong working capital position of $16.4 million at June 30, 2020 and has no debt.

Cash Flows Summary

•	The change in the net decrease in cash and cash equivalents was approximately $2.8 million from the six months ended June 30, 2020 compared to the six months ended June 30, 2019. Total cash used for the six months ended June 30, 2020 was $0.9 million compared to $3.7 million for the six months ended June 30, 2019. This decrease consisted of the following:

o	Cash used in operating activities increased approximately $0.6 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 primarily due to an increase in general and administrative expenses offset by a decrease in our research and development expenses, as a result of the decrease in work with Framatome and Enfission as Lightbridge is no longer conducting research and development activities with Framatome and Enfission.

o	Cash used in investing activities decreased by approximately $3.6 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 primarily due to the inactive status of the Enfission joint venture resulting in no capital contributions made in 2020.

o	Cash provided by financing activities decreased by approximately $0.2 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 primarily due to the slight decrease in net proceeds from issuance of common stock in 2020, which was $2.7 million for the six months June 30, 2020 compared to $2.9 million proceeds for the six months ended June 30, 2019.

Balance Sheet Summary

•	Cash and cash equivalents were $17.1 million at June 30, 2020, compared to $18 million at December 31, 2019, a decrease of $0.9 million in cash and cash equivalents for the six months ended June 30, 2020.

•	Total assets were $19.1 million at June 30, 2020 and total liabilities were $0.9 million at June 30, 2020. Working capital was $16.4 million at June 30, 2020 versus $18.1 million at December 31, 2019. This decrease of $1.7 million in working capital was due primarily to the factors stated above in the cash flow summary.

•	Stockholders’ equity was $18.2 million at June 30, 2020 versus $19.9 million at December 31, 2019. This decrease was primarily due to the net loss reported for the six months ended June 30, 2020, offset by the increase in capital related to the sale of common stock.

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Operations Summary

•	General and administrative expenses for the three months ended June 30, 2020 were $2.0 million compared to $1.2 million for the three months ended June 30, 2020. This increase of approximately $0.8 million was due to a total increase in employee compensation and employee benefits of approximately $0.6 million, an increase in professional fees of approximately $0.2 million, and an increase of patent write offs of $0.1 million. These increases were offset by a decrease in stock-based compensation of approximately $0.1 million, due to the decrease in stock option expense for prior stock option awards that have become fully vested in prior reporting periods.

•	Research and development expenses decreased by approximately $0.4 million for the three months ended June 30, 2020, as compared to the three months ended June 30, 2019, due to the transitioning from work relating to Enfission to developing a new fuel development strategy. Employee compensation and employee benefits decreased approximately $0.2 million, consulting fees decreased approximately $0.1 million and stock-based compensation decrease approximately $0.1 million.

•	Total net other operating expenses decreased by approximately $1.7 million for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 due to the inactive status of the Enfission joint venture for the three months and six months ended June 30, 2020 and at December 31, 2019.

•	There was a net decrease in other income of approximately $0.1 million due to a decrease in interest income generated from the interest earned from the purchase of treasury bills and from our bank savings account for the three months ended June 30, 2020, as compared to the three months ended June 30, 2019.

•	Net loss for the three months ended June 30, 2020 was $2.1 million compared to $3.3 million for 2019. This decrease of $1.2 million was primarily due to the factors stated above in the operations summary.

SECOND QUARTER CONFERENCE CALL & WEBCAST

Lightbridge will host a conference call on Tuesday, August 11th at 4:00 p.m. Eastern Time to discuss the Company's financial results for the second quarter ended June 30, 2020, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-407-3088 for U.S. callers, or 201-389-0927 for international callers. The call will be available on the Company’s website via webcast at https://www.ltbridge.com/investors/news-events/ir-calendar. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions.

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company based in Reston, Virginia, United States. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for current and future reactors, which significantly enhances the economics, safety, and proliferation resistance of nuclear power. Lightbridge invented, patented, and has independently validated its technology, with goals of preventing climate change and enhancing national security. The Company has assembled a world-class development team. Four large electric utilities that generate about half of America’s nuclear power have been advising Lightbridge since 2012 on fuel development and deployment. The Company plans to operate under a licensing and royalty model and based on the increased power generated by Lightbridge-designed fuel, expects to offer high ROI for operators of existing and new reactors. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; the outcome of the arbitration with the Company’s former joint venture partner and dissolution of the Enfission joint venture; as well as other factors described in Lightbridge's filings with the U.S. Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Strategic Investor Relations LLC

Matthew Abenante

Tel: (646) 828-8710
ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019

ASSETS
Current Assets
Cash and cash equivalents	$17,056,313	$17,958,989
Other receivable from joint venture	—	400,000
Prepaid expenses and other current assets	254,652	47,371
Total Current Assets	17,310,965	18,406,360
Other Assets
Patent costs	1,756,506	1,798,484
Total Assets	$19,067,471	$20,204,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$893,938	$350,299
Total Current Liabilities	893,938	350,299

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares:
Convertible Series A preferred shares, 728,816 and 757,770 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively (liquidation preference $2,627,464 and $2,636,764 at June 30, 2020 and December 31, 2019, respectively)	728	757
Convertible Series B preferred shares, 2,666,667 issued and outstanding at June 30, 2020 and December 31, 2019, (liquidation preference $4,730,500 and $4,569,180 at June 30, 2020 and December 31, 2019, respectively)	2,667	2,667
Common stock, $0.001 par value, 8,333,333 authorized, 3,809,415 and 3,252,371 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	3,809	3,252
Additional paid-in capital	136,647,267	133,932,615
Accumulated deficit	(118,480,938)	(114,084,746)
Total Stockholders’ Equity	18,173,533	19,854,545
Total Liabilities and Stockholders’ Equity	$19,067,471	$20,204,844

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	2,028,667	1,230,154	3,965,421	2,587,916
Research and development	115,776	545,118	505,600	1,467,353
Total Operating Expenses	2,144,443	1,775,272	4,471,021	4,055,269

Other Operating Income and (Loss)
Other income from joint venture	—	305,375	—	660,656
Equity in loss from joint venture	—	(1,962,318)	—	(3,257,350)
Total Other Operating Income and (Loss)	—	(1,656,943)	—	(2,596,694)
Operating Loss	(2,144,443)	(3,432,215)	(4,471,021)	(6,651,963)

Other Income
Interest income	12,337	125,298	74,829	234,519
Total Other Income	12,337	125,298	74,829	234,519

Loss before income tax	(2,132,106)	(3,306,917)	(4,396,192)	(6,417,444)
Income taxes	—	—	—	—
Net loss	$(2,132,106)	$(3,306,917)	$(4,396,192)	$(6,417,444)

Accumulated preferred stock dividend	(128,238)	(121,703)	(254,149)	(242,518)
Deemed additional dividend on preferred stock dividend due the beneficial conversion feature	(55,294)	(51,814)	(109,611)	(103,185)

Net loss attributable to common stockholders	$(2,315,638)	$(3,480,434)	$(4,759,952)	$(6,763,147)

Net Loss Per Common Share, Basic and Diluted	$(0.66)	$(1.14)	$(1.40)	$(2.27)
Weighted Average Number of Common Shares Outstanding	3,486,566	3,064,548	3,390,782	2,975,728

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2020	2019
Operating Activities
Net Loss	$(4,396,192)	$(6,417,444)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	12,170	572,285
Patent write-off	111,850	—
Equity in loss from joint venture	—	3,257,350
Changes in operating working capital items:
Other receivable from joint venture	400,000	(414,021)
Prepaid expenses and other current assets	(207,281)	(118,059)
Accounts payable and accrued liabilities	543,639	210,650
Net Cash Used in Operating Activities	(3,535,814)	(2,909,239)

Investing Activities
Investment in joint venture	—	(3,540,000)
Patent costs	(69,872)	(128,771)
Net Cash Used in Investing Activities	(69,872)	(3,668,771)

Financing Activities
Net proceeds from issuances of common stock and exercise of stock options	2,703,010	2,916,399
Net Cash Provided by Financing Activities	2,703,010	2,916,399

Net Decrease in Cash and Cash Equivalents	(902,676)	(3,661,611)

Cash and Cash Equivalents, Beginning of Period	17,958,989	24,637,295

Cash and Cash Equivalents, End of Period	$17,056,313	$20,975,684

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activity:
Accumulated preferred stock dividend	$363,760	$345,703
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$23,032	$91,635

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